EXHIBIT 99.2

Unaudited Pro Forma Consolidated Statement of Operations for the fiscal year ended July 31, 2010

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

The unaudited pro forma Consolidated Statement of Operations of The Dress Barn, Inc. (“Dress Barn”) and Tween Brands, Inc. (“Tween Brands”) is presented as if the merger had occurred on July 26, 2009, and combine the audited results of Dress Barn for its fiscal year ended July 31, 2010 (“fiscal 2010”) and Tween Brands unaudited results for the period from the beginning of fiscal 2010 to November 25, 2009, the date the merger was consummated (the “Merger Date”). The historical Consolidated Statement of Operations information has been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. The notes to the unaudited pro forma Consolidated Statement of Operations describe the pro forma amounts and adjustments presented below.

The merger was accounted for as a business combination under the acquisition method of accounting and Dress Barn was deemed the accounting acquirer and Tween Brands the accounting acquiree. The unaudited pro forma Consolidated Statement of Operations was prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”). The pro forma adjustments reflecting the completion of the merger are based upon the acquisition method of accounting in accordance with ASC 805, “Business Combinations”, and upon the assumptions set forth in the notes to the unaudited pro forma Consolidated Statement of Operations. The purchase price was calculated based upon the closing price for Dress Barn common stock of $21.47 on November 24, 2009, the date before the merger was consummated. The allocation of the purchase price was based upon certain valuation and other studies and performed in accordance with ASC 805.

The unaudited pro forma Consolidated Statement of Operations is presented for illustrative purposes only and is  not necessarily indicative of the results of operations of future periods or the results of operations that actually would have been realized had the entities been a single company during the period presented. The unaudited pro forma Consolidated Statement of Operations does not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger.

The unaudited pro forma Consolidated Statement of Operations presented below is based on, and should be read together with, the historical financial information that Dress Barn and Tween Brands have presented in their respective filings with the SEC.

THE DRESS BARN, INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE FIFTY-THREE WEEKS ENDED JULY 31, 2010
(dollars in thousands except per share amounts)

	Dress Barn	Tween Brands
	Fifty-Three	Period from
	Weeks Ended	July 26, 2009 to	Pro Forma		Pro Forma
	July 31, 2010	Nov 24, 2009	Adjustments		Consolidated

Net sales	$2,374,571	$322,561	–		$2,697,132
Cost of sales, including occupancy and buying costs
(excluding depreciation which is shown separately below)	1,395,267	183,971	(2,493)	(a)	1,576,745
Selling, general and administrative expenses	690,229	112,602	(15,139)	(b)	787,692
Depreciation and amortization	71,618	12,981	(1,800)	(c)	82,799
Operating income	217,457	13,007	19,432		249,896
Loss on debt extinguishment	(5,792)	–	–		(5,792)
Interest income	2,258	76	(458)	(d)	1,876
Interest expense	(6,624)	(12,430)	12,076	(e)	(6,978)
Other income	2,049	0	–		2,049
Earnings before provision for income taxes	209,348	653	31,050		241,051
Provision for income taxes	75,970	9,714	12,265	(f)	97,949
Net earnings	$133,378	$(9,061)	$18,785		$143,102

Earnings per share:
Basic	$1.85				$1.88
Diluted	$1.73				$1.77

Weighted average shares outstanding
Basic	72,194		3,825	(g)	76,019
Diluted	76,997		3,825	(g)	80,822

 See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

THE DRESS BARN, INC AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Note 1: Basis of Pro Forma Presentation

On November 25, 2009, The Dress Barn, Inc. (“Dress Barn” or the “Company”) completed the Merger with Tween Brands, Inc., a Delaware corporation (“Tween Brands”), pursuant to the Agreement and Plan of Merger, dated June 24, 2009 (the “Merger Agreement”).  Pursuant to the Merger Agreement, Dress Barn is the acquirer, with one of its subsidiaries merging with Tween Brands, Inc. in a stock-for-stock transaction (the “Merger”).  As a result of the Merger, Tween Brands became a wholly owned subsidiary of Dress Barn.  The Merger was approved by the stockholders of Tween Brands at a special meeting of stockholders held on November 25, 2009.  The Merger became effective on November 25, 2009.

As provided in the Merger Agreement, each share of Tween Brands’ common stock, par value $.01 per share (“Tween Brands Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, was converted into the right to receive 0.47 shares of Dress Barn common stock, par value $.05 per share, for a total of 11.7 million shares of common stock issued, plus cash in lieu of fractional shares of common stock in the amount of $0.2 million.  In addition, as provided in the Merger Agreement, all options to purchase Tween Brands Common Stock that were outstanding and unexercised at the effective time of the Merger were cancelled and automatically converted into the right to receive a lump sum cash payment (without interest), equal to (i) the amount, if any, by which the measurement value, as defined in the Merger Agreement, exceeded the per share exercise price of the stock option, multiplied by (ii) the number of shares of Tween Brands Common Stock issuable upon exercise of the stock option (whether such option was vested or unvested).  Any Tween Brands stock option with an exercise price equal to or greater than the measurement value was cancelled without consideration.  Dress Barn paid an aggregate of $0.8 million in cash with respect to all such options.

In addition, at the effective time of the Merger, the vesting of each share of Tween Brands restricted stock was accelerated, and each such share was converted into the right to receive 0.47 shares of Dress Barn common stock.  In addition, Dress Barn repaid Tween Brands’ bank debt and accrued interest of $162.9 million.

In accordance with accounting principles generally accepted in the United States of America (“GAAP”), all of Tween Brands assets acquired and liabilities assumed in the Merger were recorded at their merger date fair values. The purchase price allocation was based on an evaluation of the appropriate fair values and represents management’s best estimate based on the available data.  In addition, specialists were utilized to assist in the valuation process.

The transaction costs associated with the Merger were expensed as incurred.  The transaction costs included fees for legal, financial advisory, accounting, due diligence, tax, valuation, printing and other various services in connection with the transaction.  These transaction costs for fiscal 2010 were approximately $15.4 million.

In connection with the Merger, Dress Barn replaced the Company’s prior $100 million five-year credit facility and entered into a $200 million revolving credit agreement (the “New Credit Facility”).  The prior facility was scheduled to expire on December 21, 2010, but was terminated concurrently with the New Credit Facility becoming effective on November 25, 2009.  The New Credit Facility provides for an asset based senior secured revolving credit facility up to $200 million based on certain asset values and matures on November 25, 2013.  Dress Barn incurred approximately $4.4 million of financing fees that were capitalized and are being amortized over the term of the New Credit Facility.

Note 2: Calculation of Consideration Transferred (in thousands except exchange ratio and per share amounts):

The consideration transferred was as follows:
Shares of Dress Barn common stock issued in the Merger	11,699
Per share price of Dress Barn common stock on November 24, 2009	$21.47
Fair value of shares of Dress Barn common stock issued in the Merger	251,183
Repayment of Tween Brands' bank debt and related
accrued interest	162,915
Lump sum payment for Tween Brands stock options	820
Cash in lieu for fractional shares	156
Consideration Transferred (Purchase Price)	$415,074

Note 3: Allocation of Consideration Transferred to Net Assets Acquired (amounts in thousands)
The consideration transferred was allocated to Tween Brands acquired tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values:

Current assets	$127,928
Merchandise inventory	116,210
Current deferred tax assets	13,153
Property and equipment	213,719
Intangible assets	83,900
Other non-current assets	7,600
Total assets acquired	562,510

Accounts payable and accrued expenses	(109,118)
Lease related liabilities	(120,693)
Deferred compensation & other long term liabilities	(7,450)
Long-term deferred tax liabilities	(9,180)
Total liabilities assumed	(246,441)

Net assets acquired, net of cash acquired of $83,730	316,069
Goodwill	$99,005

In accordance with GAAP, all of Tween Brands assets acquired and liabilities assumed in the transaction were recorded at their merger date fair values while transaction costs associated with the transaction were expensed as incurred.  The allocation was based on an evaluation of the appropriate fair values and represents management’s best estimate based on the available data.  In addition, the specialists were utilized to assist in the valuation process.

Identifiable Intangible Assets
Estimated fair value of the Justice trade name (indefinite lived)	$66,600
Estimated fair value of international franchise rights (indefinite lived)	10,900
Estimated fair value of proprietary software technology (finite lived)	4,800
Estimated fair value of Limited Too Trade Name (finite lived)	1,600
$83,900

The acquired finite-lived intangible assets for the estimated fair value of proprietary software technology are being amortized over 6 years utilizing the straight-line method. The Limited Too Trade Name meets the definition of a defensive asset under Accounting Standards Codification (“ASC”) 350-30-25-5, and was determined to have a remaining life of seven years.  In accordance with GAAP, the acquired indefinite lived assets are not amortized.

Note 4: Unaudited Pro Forma Adjustments (in thousands, except percentages and share data)

Unaudited Pro Forma Adjustments to Statement of Operations
a)	Represents the following adjustments to cost of goods sold, including buying and occupancy costs:

Elimination of Tween Brands' historical deferred and straight line rent amortization	3,714
Amortization of the fair value of Tween Brands' net unfavorable lease liabilities	(6,207)
(2,493)

The amortization of the fair value of the net unfavorable lease liabilities was based on the remaining terms of the respective store leases.

b)
Represents adjustments to selling, general and administrative expenses to eliminate the incremental non-recurring transaction costs directly related to the merger that are reflected in the historical financial statements of both Dress Barn and Tween Brands and to include the additional recurring fees relating to the New Credit Facility (refer to Note 1):

Incremental non-recurring transaction costs included in the historical financial statements of:
Tween Brands	(9,580)
Dress Barn	(5,821)
Additional recurring bank fees resulting from the New Credit Facility	262
(15,139)

c)	Represents the adjustment to depreciation and amortization as follows:

Depreciation and amortization of the fair value of Tween Brands' tangible assets	10,842
Amortization of the fair value of Tween Brands' finite-lived intangible assets	339
Elimination of Tween Brands historical depreciation and amortization	(12,981)
(1,800)

The amounts for depreciation and amortization on the fair value of the tangible assets were based on the remaining lease terms for the store assets and remaining useful life of the distribution and home office facilities.  The amortization of the intangible assets is based on the estimated useful lives discussed in Note 2.

d)
Represents reduction in interest income of $458 due to use of Dress Barn cash to repay Tween Brands’ existing bank debt as of July 26, 2009.  This amount was calculated using Dress Barn’s average return of its cash and cash equivalents balances for the applicable periods.

e)	Represents reduction in interest expense due to:

Elimination of Tween Brands historical interest expense relating to the bank debt and the interest rate swap	12,430
Amortization of the deferred financing fees related to the New Credit Facility	(354)
12,076

f)	Income taxes on the pro forma adjustments are provided using Dress Barn’s statutory rate of 39.5% for the periods presented.

g)
Pro forma net earnings per share was calculated by dividing pro forma net earnings by the adjusted pro forma weighted average common shares outstanding. Shares outstanding were adjusted to reflect as if the approximately 11.7 million shares that were issued on the Merger Date of November 25, 2009 were issued at the beginning of the fiscal period.